EXHIBIT 8.1.1

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND SUCH APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO MORGAN BEAUMONT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

MORGAN BEAUMONT, INC.

April 27, 2006

CONVERTIBLE PROMISSORY NOTE

$500,000.00	Sarasota, Florida
April 27, 2006

FOR VALUE RECEIVED, MORGAN BEAUMONT, INC., a Nevada corporation (“MBI”), promises to pay to the order of the XXXXXXXXXXX (the “Holder”), up to the sum of $500,000.00 (Five hundred thousand dollars) in legal and lawful money of the United States of America, with the simple interest thereon from the date hereof (the “Loan Date”) on the outstanding principal balance, at the rate of nine percent (9%) per annum, pursuant to the terms and conditions outlined in this Convertible Promissory Note (this “Note”).

I.

PAYMENT OBLIGATIONS

1.1        Maturity. MBI shall repay the unpaid principal in full, together with all accrued and unpaid interest thereon and all other amounts then due hereunder, upon the earlier of the following to occur: (i) five (5) business days after “Closing” a “Qualified Financing” or, (ii) the three (3) month anniversary of the Loan Date; unless sooner (i) accelerated, or (ii) paid in accordance with the terms hereof. The terms “Closing” and “Qualified Financing” are defined Section 2.3 below.

1.2.       Interest. Interest shall accrue on the unpaid balance of this Note commencing on the Loan Date at the aforesaid rate and continuing until the repayment of this Note, in full. Interest shall be computed on the unpaid principal hereunder on the basis of a three hundred sixty (360) day year and the actual days elapsed from the Loan Date.

1.3         Prepayments. MBI shall have the right, at any time, to prepay any unpaid principal or interest due hereunder. All payments shall be applied to costs of collection (if any) first, then to accrued interest, and with the remainder, if any, applied in reduction of the principal sum due hereunder. Notice of any prepayment shall be given by mail at least ten (10) days prior to the prepayment date. No further interest will accrue on the portion of this Note to be prepaid from and after the date fixed for prepayment if payment of the amount has been made or duly provided for.

1.4        Delivery of Payments. All payments under this Note, whether of principal or interest or costs of collection, shall be made to Holder in lawful money of the United States at such place as Holder shall designate in writing to MBI.

1.5        Illegality. Nothing this Note shall be construed or shall operate, either presently or prospectively, (a) to require MBI to pay interest at a rate greater than is at any time lawful in such case to contract for but shall require payment of interest only to the extent of such lawful rate, or (b) to require MBI to make any payment or do any act contrary to law. If it should be held that the interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder (whether included in the face amount or otherwise) shall be reduced to the maximum amount permitted by law, and any excess of the said maximum amount to permitted by law shall be cancelled automatically and, at the option of Holder, if theretofore or thereafter paid, shall be either refunded to MBI or credited to the principal balance of this Note (without prepayment penalties) and applied to the payment of the last maturing installment or installments of the indebtedness evidenced hereby (whether or not then due and payable) and not to the payment of interest.

1.6          Security Interest. MBI hereby grants to Holder a security interest in and to all of MBI’s assets, wherever located, including proceeds therefrom and replacements thereof. This security interest shall be effective only upon the failure of MBI to complete a Qualified Financing, as defined below, within ninety (90) days of the date of this Note. Holder may file a Form UCC-1 financing statement concerning the security interest upon the failure of MBI to complete a Qualified Financing. No security interest shall exist unless MBI fails to complete a Qualified Financing as described in Section 2 below. Upon the effectiveness of the security interest, each lender in the bridge financing of which this Note is a part, shall share ratably in the security interest based upon the percentage of the overall financing, including additional advances made as part of this bridge financing.

II.

CONVERSION RIGHTS

2.1          Optional Conversion Upon Closing of Qualified Financing. MBI shall provide written notice to Holder of any proposed Qualified Financing at least five (5) days prior to the Closing of such Qualified Financing. Holder may then, in its absolute and sole discretion upon written notice to MBI no later than five (5) business days after the Close of the Qualified Financing, convert this Note, in whole, without any further action by Holder (other than the written notice), in to common stock of MBI (the “Conversion Securities”) based on the outstanding principal amount hereof together with all accrued and unpaid interest thereon and costs of collection, if any, at a conversion price equal to the same price per share and under the same terms and conditions as under the Qualified Financing. In connection with such securities, MBI shall grant to Holder the same demand registration statement offered to investors in the Qualified Financing.

2.2        Optional Conversion Upon Failure to Obtain Qualified Financing. In the event there is no Closing of a Qualified Financing within X of the Loan Date, then Holder may at any time thereafter prior to payment in full of all amounts due hereunder, in its absolute and sole discretion upon written notice to MBI, convert this Note, in whole, without any further action by Holder (other than the written notice), into Conversion Securities based on the outstanding principal amount hereof together with all accrued and unpaid interest thereon and costs of collection, if any, at a conversion price equal to X per share of the Conversion Securities. In connection with such conversion, MBI shall grant to Holder the same demand registration rights offered to investors in the proposed Qualified Financing.

2.3        Qualified Financing. For purposes of this Note, the term “Qualified Financing” shall mean an investment in MBI occurring after the Loan Date in which MBI receives from one or more investors gross proceeds in immediately available funds of at least Three Million Dollars ($3,000,000) in exchange for Conversion Securities. The “Closing” of the Qualified Financing shall mean the actual receipt of the proceeds by MBI from the Qualified Financing.

2.4        Reservation of Securities. MBI shall reserve, for the life of this Note, such Conversion Securities as Holder is entitled to receive upon conversion of the Note, MBI will take any action as is reasonably necessary to ensure that there is a sufficient quantity of such Conversion Securities into which the Note can be converted.

2.5        Costs. MBI shall pay all documentary, stamp, transfer or other transitional taxes attributable to this Note and the Warrants.

2.6          Approvals. If any shares of Conversion Securities to be reserved for the purpose of conversion of all or any portion of this Note require registration with or approval of any governmental authority under any law before such shares may be validly issued or delivered upon conversion, then MBI will use its best efforts to secure such registration or approval, as the case may be.

2.7        Valid Issuance. All shares of Conversion Securities issued based upon conversion of all or any portion of this Note will, upon such issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and MBI shall take no action that will cause a contrary result.

2.8          Execution of Additional Agreements. Holder agrees that upon conversion of this Note into Conversion Securities, if other purchases of Conversion Securities under the proposed Qualified Financing were generally asked to such agreements, Holder will not unreasonably withhold consent to enter into any and all such additional agreements and/ or modifications of existing agreements.

III.

DEFAULTS; REMEDIES; ACCELERATION RIGHTS

3.1        Events of Default. The term “Event of Default”, as used in this Note, shall mean any one of the following (regardless of the reason or cause of such Event or Default):

(a)         MBI fails to make a payment, when due, of any principal or interest due on this Note, and such default continues for a period of fifteen (15) days after the receipt of written notice from Holder;

(b)         The entry of any decree or order by a court having jurisdiction adjudging MBI a debtor or insolvent, or approving as property filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of MBI under the Bankruptcy Code or any other applicable federal or state law, the appointment of a receiver, liquidation, assignee, trustee, sequestrator, or other similar official of MBI, or of any substantial part of the property of MBI, and the continuance of any such decree or order unstayed, undischarged or undismissed and in effect for more than sixty (60) consecutive days;

(c)         Institution by MBI of proceedings, under the Bankruptcy Code or any other applicable federal or state law, seeking an order for relief, or the consent of MBI to the institution of bankruptcy or insolvency proceedings against MBI, or the consent by MBI to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or other official of or for MBI or any substantial part of the property of MBI, or the making by MBI of any assignment for the benefit of creditors;

(d)         A material breach by MBI of any other term or provision of this Note, which continues for twenty (20) days after MBI knows or should have known of such breach; or

(e)	MBI shall adopt a plan of liquidation or dissolution.

3.2        Remedies. If any Event of Default occurs, the Holder, by written notice to MBI, may declare the entire unpaid principal of this Note and accrued interest thereon due and payable and such presentment, notice, protest or demand of any kind (all of which are expressly waived by MBI). Upon an Event of Default and acceleration under this Section 3.2, Holder will have full recourse against any tangible or intangible assets of MBI and may pursuit any legal or equitable remedies available to it hereunder to collect and otherwise enforce this Note. Holder shall have a full right of offset for any amounts due upon such Event of Default against any amounts payable by Holder to MBI.

3.3.       Optional Acceleration Upon Acquisition. In the event of a (i) sale of substantially all of the assets of MBI; (ii) a merger in which MBI is not the surviving entity; or (iii) transaction in which more than fifty percent (50%) of the issued and outstanding Conversion Securities are sold or exchanged, then MBI shall provide timely notice and transaction to Holder, Holder may, within ten (10) days of receipt of such notice, at its option and sole discretion, by written notice to MBI accelerate repayment of this Note, in which case the outstanding principal amount and all interest accrued thereon shall be converted to Conversion Securities pursuant to Section 2.1, above, with Holder being given full right and opportunity to participate in the transaction causing acceleration under this Section 3.3.

IV.

COVENANTS

4.1          Affirmative Convenants. Until the entire principal amount of this Note and all accrued interest and other amounts due hereunder have been paid in full, MBI hereby covenants as follows:

(a)         MBI shall permit Holder any person Holder may designate to review all books and records, reports, accounts, and other financial documents of MBI and to copy the same and to make excerpts therefrom, all at such reasonable times and as often as Holder may reasonably request, so long as such review and copying does not unreasonably interfere with the business of MBI.

(b)           MBI will not without the prior written consent of Holder, directly or indirectly, pay any dividends or make any distributions on, or repurchase any shares of, its capital stock.

4.2        Warrant. Pursuant to the terms and conditions of that certain Warrant to Purchase Stock concurrently executed by the Parties, a copy of which is attached hereto as Exhibit “A”

and incorporated herein by reference, Holder shall be entitled to purchase fully paid and nonassessable shares of Conversion Securities (the “Warrant Shares”) at an initial price equal to the price per share reflected in the Qualified Financing (the “Warrant Price”). The total number of Warrant Shares shall be determined by dividing the amount borrowed pursuant to this Note by the Warrant Price, with the warrant being exercisable at any time after the Loan Date but in no event after the five (5) year anniversary of the Loan Date.

V.

ADDITIONAL PROVISIONS

5.1         Waiver. The granting, without notice, of any extension of time for payment of any sum or sums due hereunder, or for the performance of any covenants, condition or agreement contained herein, or the granting of any other indulgences to MBI, or any other modification or amendment of this Note shall in no way release or discharge the liability of MBI, or of any endorser, guarantor or other person secondarily liable for this Note. MBI and any other persons presently liable hereon agree that additional makers, endorsers, guarantors or sureties may become parties hereto or liable hereon without notice to them and without affecting their liability hereunder. Unless agreed to the contrary in writing, failure or delay on the part of Holder to enforce any provision of this Note shall not be deemed a waiver of any such provision, nor shall the Holders be stopped from enforcing any such provision at a later time.

5.2         Entire Agreement. This Note, and all reference herein, contains the entire understanding among the parties hereto and supercedes any and all prior written or oral agreements, understandings and negotiations between them respecting the subject matter contained herein. Each and every provision of this Note is severable and independent of any other term or provision of this Note. If any term or provisions hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Note.

5.3         Governing Law. This Note shall be governed by the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. If any legal action, including arbitration, is necessary to enforce the terms and conditions of this Note, the prevailing party shall be entitled to costs and reasonable attorneys’ fees.

5.4         Additional Documentation. The parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of Florida.

5.5         Amendment and Assignability. This Note may be amended or modified only by a writing signed by all parties. This Note is not assignable by either party without the expressed written consent of all parties, except the Holder may assign this Note to any entity which is directly controlled by Holder.

5.6         Preparation of this Note. This Note shall be deemed to have been drafted by all parties and, in the event of a dispute, no party hereto shall be entitled to claim that any provision should be construed against the other party by reason of the fact that it was drafted by one particular party.

5.7         Successors and Assigns. This Note shall be binding upon MBI and its successors and assigns.

5.8          Execution of Note. This Note may be executed in any number of original, fax, copied, or electronic counterparts, and all counterparts shall be considered together as one agreement. A faxed, electronic, or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-mail, as a defense to the formation of a contract.

VI.

EXECUTION AND ACCEPTANCE

This Note has been duly executed by the parties, and shall be effective as of and on the Loan Date set forth above.

PAYOR:
MORGAN BEAUMONT, INC., a Nevada corporation
By:
Cliff Wildes, Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

The Undersigned, who is the Holder under this Note, hereby accepts receipt of this Note.

HOLDER:
By:
Its:
Dated:

EXHIBIT “A”

FORM OF WARRANT

Holder:
Warrant Number:
Number of Warrants:
Date:	April 27, 2006

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THEIR EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE APPLICABLE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND AN EFFECTIVE QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, (II) SUCH SALE OR TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR (III) THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION AND QUALIFICATION.

MORGAN BEAUMONT, INC.

CONVERSION STOCK PURCHASE WARRANT

1.	Issuance; Certain Definitions.

In consideration of good and valuable consideration, the receipt of which is hereby acknowledged by MORGAN BEAUMONT, INC., a Nevada corporation (the “Company”), the holder named above or its assigns (the “Holder”) is hereby granted the right to purchase the number listed above of fully paid and nonassessable shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at an initial exercise price per share (the “Exercise Price”) equal to the price per share be paid by the investor in the Qualified Financing, as defined in the Convertible Promissory Note, of even date herewith, subject to further adjustment as set forth herein. This Warrant is being issued pursuant to the terms of that certain Convertible Promissory Note, dated as of April 27, 2006 (the “Note”), to which the Company and Holder (or Holder’s predecessor in interest) are parties. Unless otherwise cancelled or redeemed pursuant to Section 3 below, this Warrant shall remain valid and exercisable in whole or in part until April 27, 2011 (the “Expiration Date”).

2.	Exercise of Warrants.

2.1        General. This Warrant is exercisable in whole or in part at any time and from time to time until the Expiration Date or until cancelled or redeemed pursuant to Section 3 below, at the Exercise Price per share of Common Stock payable hereunder, by means of tendering this Warrant Certificate and the Exercise Price multiplied by the number of shares being purchased, to the Company to Common Stock. Upon surrender of this Warrant Certificate with the annexed Notice of Exercise Form duly executed (which Notice of Exercise Form may be submitted either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof), together with the cash payment of the Exercise Price as provided herein for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

2.2        Method of Payment Upon Warrant Exercise. The Exercise Price shall be payable in cash.

2.3        Limitation on Exercise. The Holder, by its acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrant to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee’s or assignee’s specific agreement to be bound by the provisions of this Section 2.2 as if such transferee or assignee were the original Holder hereof.

3.	[Intentionally Omitted].

4.           Reservation of Shares. The Company hereby agrees that at all times during the term of this Warrant, there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the “Warrant Shares”).

5.            Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

6.           Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

7.	Protection Against Dilution.

7.1          Adjustment Mechanism. If an adjustment of the Exercise Price is required pursuant to this Section 7, the Holder shall be entitled to purchase such number of additional shares of Common Stock as will cause (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by (ii) the adjusted Exercise Price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment multiplied by the total Exercise Price before adjustment.

7.2          Capital Adjustments. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock applied resulting from such capital adjustment; and in other respects the provisions of this Section shall be in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the exercised rights.

8.	Transfer to Comply with the Securities Act; Registration Rights.

8.1       Transfer. This Warrant has not been registered under the Securities Act of 1933, as amended, (the “Act”), or qualified under applicable state securities laws and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act and qualification under applicable state securities laws relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act and qualification is not required under applicable state securities laws. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

8.2        Registration Rights. Reference is made to the Registration Rights Agreement (as that term is defined in the Purchase Agreement). The Company’s obligations under the Registration Rights Agreement and the other terms and conditions thereof with respect to the Warrant Shares, including, but not necessarily limited to, the Company’s commitment to file a registration statement including the Warrant Shares, to have the registration of the Warrant Shares completed and effective, and to maintain such registration, are incorporated herein by reference.

9.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mails, as follows:

(i)	If to the Company, to:

Morgan Beaumont, Inc.
6015 31st Street East
Bradenton, FL 34203
Attn: Cliff Wildes, CEO & Treasurer.
Telephone: (941) 753-0159

with a copy to:

Boyd & Chang, LLP
19900 MacArthur Boulevard
Suite 660
Irvine, CA 92612
Attn: Patrick R. Boyd
Telephone: (949) 851-9800

(ii)	If to the Holder, to the address set forth under Holders signature block.

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

10.         Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

11.        Governing Law/ Jurisdiction. This Warrant shall be deemed to be a contract made under the laws of the State of Nevada. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Bradenton or the state courts of the State of Florida sitting in the City of Bradenton in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

12.         Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.        Descriptive Headings. Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

14.         No Fractional Shares. No fractional shares of Common Stock shall be issued upon exercise of this Warrant. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the per share Market Value of one share of Common Stock on the date of exercise.

15.        Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

16.         Severability. The validity, legality or enforceability of the remainder of this Warrant shall not be affected even if one or more of its provisions shall be held to be invalid, illegal or unenforceable in any respect.

17.        Attorneys’ Fees. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between Holder and Company or their representatives concerning any provision of this Warrant or the rights and duties of any person or entity hereunder, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the date first written above.

MORGAN BEAUMONT, INC.
By:
Clifford Wildes, CEO & Treasurer
HOLDER
Signature:
Name:
Address:
Telephone:
Fax:

NOTICE OF EXERCISE

(To be signed only upon exercise of Warrant)

Number of Shares: _____________________

Purchase Price: ________________________

To Morgan Beaumont, Inc.:

The undersigned, the holder of the Warrant, hereby irrevocably elects to exercise the purchase right represented by the Warrant Certificate dated as of ____________, ___ 2006, and to purchase thereunder, the number listed above of shares of Common Stock of Morgan Beaumont, Inc., a Nevada corporation (the “Company”) and hereby makes payment of the purchase price described above, therefor in cash

The undersigned represents that it is acquiring such Common Stock for its own account for investment and not with a view to or for sale in connection with any distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within its control.)1

The undersigned agrees that it will not make any disposition of all or any portion of the Common Stock unless and until there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or the undersigned shall have notified the Company of the proposed disposition and shall have furnished the Company with (i) a detailed statement of the circumstances surrounding the proposed disposition, and (ii) an opinion of the undersigned’s own counsel to the effect that such disposition will not require registration of such shares under the Act, which opinion shall have been concurred in by counsel for the Company.

DATED: _______________________

By: ______________________________

Please issue the stock certificate to: _______________________________________________

Please deliver the stock certificate to:

Address:	___________________________
___________________________
___________________________
___________________________

(1) This representation is applicable only if, on the date this subscription is effected, the Common Stock/Preferred Stock shall not be registered under the Securities Act of 1933, as amended.